ACM Municipal Securities Income Fund, Inc.
File Number 811-7510

Attachment 77Q1

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Item #87 completely, the correct answer is as follows:

87. Securities of Registrant registered on a national securities exchange or listed on NASDAQ:

Title of each class
of securities                cusip or Nasdaq No.   Ticker Symbol

A) Common Stock	                000942102              AMU
B) Preferred Stock Series A     000942201              AMU
C) Preferred Stock Series B     000942300              AMU
D) Preferred Stock Series C     000942409              AMU